FORM 51-102F3
MATERIAL CHANGE REPORT

Item 1         Name and Address of Company

Gammon Lake Resources Inc.
1601 Lower Water Street
Suite 402, Summit Place, PO Box 2067
Halifax, Nova Scotia
B3J 2Z1

Item 2         Date of Material Change

August 9, 2006

Item 3         News Release

The press release attached as Schedule A was released over Canada NewsWire on August 9, 2006

Item 4         Summary of Material Change

The material change is described in the press release attached as Schedule "A".

Item 5         Full Description of Material Change

The material change is described in the press release attached as Schedule "A".

Item 6         Reliance of subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7         Omitted Information

Not applicable.

Item 8         Executive Officer

Bradley H. Langille
Chief Executive Officer
Gammon Lake Resources Inc.
Tel: 902-468-0614

Item 9         Date of Report

August 9, 2006

Gammon Lake Resources Inc.
1601 Lower Water Street, Suite 402, Summit Place, PO Box 2067, Halifax, NS B3J 2Z1
Tel: 902-468-0614, Fax: 902-468-0631, Website: www.gammonlake.com
TSX: GAM / AMEX: GRS / BSX: GL7

PRESS RELEASE

Halifax, August 9, 2006

Gammon Lake Begins Commissioning of Ocampo Mill

Gammon Lake Resources Inc. ("Gammon Lake") (TSX:GAM and AMEX:GRS) is pleased to announce that commissioning of the Ocampo mill has commenced processing ore from the Company’s underground mine. Material is currently being fed through the crushers and ball mills for testing purposes. Mill commissioning is proceeding on schedule. Gammon Lake will be ramping up mill production and expects to realize gold and silver production from the underground mine during the month of August.

Results from Gammon Lake’s Newly Expanded Mining Operations

Gammon Lake recently acquired the El Cubo Mine, located in Guanajuato, Mexico as a result a business combination with Mexgold Resources Inc. (Please refer to joint press release dated August 9, 2006 for further details of this transaction.) During the month of July, 4,458 ounces of gold and 142,767 ounces of silver were produced from the El Cubo Mine. This represents a 14.5% increase over mine production in the month of June and is a result of development of new areas within the Mine that have been identified though exploration drilling, such as La Loca, and ultimately increase production.

Gold and silver production from the Ocampo Open Pit Mine during the month of July amounted to 5,902 ounces of gold and 120,565 ounces of silver. July production from Ocampo approximates to that of last month due to unusual torrential rain during the month. Monsoon rainfall accumulation at Ocampo during the month of July was equal to the average rainfall accumulation for the months of July and August, combined. "Our team on site is to be commended for their tremendous effort during the past month," commented Fred George, Chairman and President. "Given the exceptional weather conditions the Company was faced with in July we are very pleased with the progress that has continued to be made on site, the completion of the mill and our gold and silver production for the month. We are confident of attaining higher production levels in August."

The following table demonstrates the combined realized production for the month of July from Gammon Lake’s Ocampo and El Cubo Mines as the Company continues to ramp up to full production. Once accomplished, full production is expected to measure more than 400,000 gold equivalent ounces (235,600 ounces of gold and 10,500,000 ounces of silver.) Gammon Lake is on schedule to achieve this production rate by the end of the 2006 calendar year.

July 2006 Gold-Silver Production
	Ocampo	El Cubo	Combined
Gold (oz)	5,902	4,458	10,360
Silver (oz)	120,565	142,767	263,332
Gold Equivalent (1)	(oz) 8,090	7,043	15,133

(1)    Gold equivalent values are based on actual gold and silver prices realized upon sale and the sale of dore bars which are recorded at the time of shipping to the third-party refinery. Revenue from the sale of dore may be subject to adjustment upon final settlement of estimated metal prices, weights and assays.

Gammon Lake’s management will continue to provide monthly production reports from Ocampo and El Cubo to keep shareholders abreast of progress as the Company continues to ramp up to full production at each property.

(Continued on page 2)

Gammon Lake is also pleased to announce that the Company’s Second Quarter 2006 financial results will be released after markets close Thursday, August 10, 2006. A conference call will be held on Monday, August 14, 2006 at 10:30 am Atlantic Time (9:30 am Eastern Time) to discuss the quarterly results. The conference call is open to anyone by dialing:

North American Toll-Free: 866-400-2280; or
Local International: 416-850-9145.

When the Operator answers; ask to be placed into the Gammon Lake Q2 Financials Conference Call.

Please note, if you are unable to attend the conference call, it will be available for 30 days by dialing:

Local Dial-In Number: 402-220-7740; or
Toll-Free Dial-In Number: 888-562-2825.
Enter Passcode: 4344464

About Gammon Lake

Gammon Lake Resources Inc. is a Nova Scotia based mineral exploration and mining Company with properties in Mexico. The Company’s flagship Ocampo Project is now in production and Gammon Lake is moving toward becoming a mid-tier gold and silver producer in 2006. Gammon Lake also owns the El Cubo Mine, by virtue of having acquired 100% of Mexgold Resources Inc. Following a US $40 million increase in its credit facility and influx of C $36 million from the combination with Mexgold Resources, Gammon Lake remains 100% unhedged and fully financed to achieve full production at Ocampo and El Cubo within the 2006 calendar year.

The qualified person responsible for all technical data reported in this news release is John C. Thornton, Chief Operating Officer. Third party analytical work was performed by ALS Chemex of Vancouver, employing conventional fire assay analysis techniques. For further information please visit the Gammon Lake website at www.gammonlake.com or contact:

Bradley H. Langille	Jodi Eye
Chief Executive Officer	Investor Relations
Gammon Lake Resources Inc.	Gammon Lake Resources Inc.
902-468-0614	902-468-0614

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian legislation. All statements other than statements of historical fact, included in this release, including, without limitation, statements regarding potential mineralization and reserves, exploration results, and future plans and objectives of Gammon Lake Resources, are forward-looking statements (or forward-looking information) that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Gammon Lake’s expectations include, among others, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those factors discussed in the section entitled "Risk Factors" in Gammon Lake’s Form 40-F and Annual Information Form as filed with the United States Securities and Exchange Commission. Although Gammon Lake has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended.

There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Gammon Lake does not undertake to update any forward-looking statements that are included herein, except in accordance with applicable securities laws.

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